Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 2 to the Registration Statement on Form S‑1 of BayFirst Financial Corp. of our report dated March 27, 2026 (except as to the effects of the restatement discussed in Note 1 and other notes therein, as to which the date is August 12, 2026), with respect to the consolidated financial statements, included in BayFirst Financial Corp.’s Annual Report on Form 10-K/A for the year ended December 31, 2025. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ Forvis Mazars, LLP
Tampa, Florida
August 21, 2026